Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus contained in this Registration Statement on Form S-1/A filed with the Securities and Exchange Commission, and Form AC and Form H-(e)1-S, filed with the Office of Thrift Supervision of our report dated January 18, 2011 relating to the financial statements of Home Federal Savings and Loan Association as of September 30, 2010 and 2009 and for the years then ended.

We also consent to the references to us under the headings “The Conversion - Material Income Tax Consequences”, and “Experts” in this Registration Statement on Form S-1/A and Form AC and H-(e)1-S.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio

May 5, 2011